Exhibit 99.1

NuStar GP Holdings, LLC Increases Third Quarter 2012 Distribution

Distribution 10% Higher than Last Year’s Third Quarter Distribution

Future Results Should Benefit from NuStar Energy’s

Internal Growth Capital Program

SAN ANTONIO, October 25, 2012 — NuStar GP Holdings, LLC (NYSE: NSH) today announced that distributable cash flow available to unitholders for the third quarter of 2012 was $23.4, or $0.55 per unit, compared to $21.1 million, or $0.50 per unit, for the third quarter of 2011.  In addition, the company announced that its board of directors has declared a third quarter distribution of $0.545 per unit.  This distribution represents an increase of $0.05 per unit, or 10.1 percent, over the $0.495 distribution for the third quarter of 2011.  The third quarter 2012 distribution will be paid on November 16, 2012, to holders of record as of November 9, 2012.

Third quarter net income was $19.2 million, or $0.45 per unit, compared to net income of $18.4 million, or $0.43 per unit, earned in the third quarter of 2011.

“Due primarily to the cash flow benefits realized as a result of NuStar Energy L.P. issuing equity during the third quarter of 2012, NuStar GP Holdings, LLC was able to increase its third quarter  distribution,” said Curt Anastasio, President and Chief Executive Officer of NuStar Energy L.P. and NuStar GP Holdings, LLC.

Anastasio added, “NuStar GP Holdings, LLC’s future distributable cash flow and distributions should benefit from the internal growth capital programs NuStar Energy recently completed in the Eagle Ford shale.”

A conference call with management is scheduled for 10:00 a.m. ET (9:00 a.m. CT) today, October 25, 2012, to discuss the financial results for the third quarter of 2012.  Investors interested in listening to the presentation may call 800/622-7620, passcode 35510410.  International callers may access the presentation by dialing 706/645-0327, passcode 35510410. The company intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 35510410.  A live broadcast of the conference call will also be available on the company’s Web site at www.nustargpholdings.com.

-More-

NuStar GP Holdings, LLC is a publicly traded limited liability company that owns the two percent general partner interest, a 13.1 percent limited partner interest and the incentive distribution rights in NuStar Energy L.P., one of the largest independent liquids terminal operators in the nation, NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey.  For more information, visit NuStar GP Holdings, LLC’s Web site at www.nustargpholdings.com.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d).  Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable.  Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events.  All forward-looking statements are based on the company’s beliefs as well as assumptions made by and information currently available to the company.  These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions.  These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2011 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar GP Holdings, LLC

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Statement of Income Data:
Equity in earnings (loss) of NuStar Energy L.P.	$9,185	$18,996	$(11,471)	$53,257

General and administrative expenses	(654)	(749)	(2,306)	(2,235)
Other income (expense), net	10,702	108	10,808	(557)
Interest expense, net	(158)	(116)	(442)	(459)

Income (loss) before income tax benefit	19,075	18,239	(3,411)	50,006
Income tax benefit	90	123	414	600
Net income (loss)	$19,165	$18,362	$(2,997)	$50,606

Basic and diluted net income (loss) per unit	$0.45	$0.43	$(0.07)	$1.19

Equity in Earnings (Loss) of NuStar Energy L.P.:
General partner interest	$(128)	$1,223	$(4,928)	$3,294
General partner incentive distribution	10,805	8,972	30,437	26,503
General partner’s interest in (loss) earnings and incentive distributions of NuStar Energy L.P.	10,677	10,195	25,509	29,797
Limited partner interest in (loss) earnings of NuStar Energy L.P.	(771)	9,522	(34,817)	25,623
Amortization of step-up in basis related to NuStar Energy L.P.’s assets and liabilities	(721)	(721)	(2,163)	(2,163)
Equity in earnings (loss) of NuStar Energy L.P.	$9,185	$18,996	$(11,471)	$53,257

Distributable Cash Flow (Note 1):
Cash distributions from NuStar Energy L.P. associated with:
General partner interest	$1,961	$1,628	$5,525	$4,847
General partner incentive distribution	10,805	8,972	30,437	26,503
Limited partner interest - common units	11,374	11,271	33,808	33,506
Total cash distributions expected from NuStar Energy L.P.	24,140	21,871	69,770	64,856
Deduct expenses of NuStar GP Holdings, LLC:
General and administrative expenses	(654)	(749)	(2,306)	(2,235)
Income tax benefit	90	123	414	600
Interest expense, net	(158)	(116)	(442)	(459)
Distributable cash flow	$23,418	$21,129	$67,436	$62,762

Weighted average number of common units outstanding	42,575,563	42,544,659	42,575,183	42,544,659

Distributable cash flow per unit	$0.550	$0.497	$1.583	$1.475

Cash distributions to be paid to the unitholders of NuStar GP Holdings, LLC:
Distribution per unit	$0.545	$0.495	$1.565	$1.470

Total distribution	$23,204	$21,059	$66,637	$62,540

NuStar GP Holdings, LLC

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars)

Notes:

1.          NuStar GP Holdings, LLC utilizes distributable cash flow as a financial measure, which is not defined in United States generally accepted accounting principles.  Management uses this financial measure because it is a widely accepted financial indicator used by investors to compare general partner performance.  In addition, management believes that this measure provides investors an enhanced perspective of the ability to make a minimum quarterly distribution.  Distributable cash flow is not intended to represent cash flows for the period, nor is it presented as an alternative to net income.  It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income (loss) to distributable cash flow and net cash provided by operating activities:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net income (loss)	$19,165	$18,362	$(2,997)	$50,606
Less equity in (earnings) loss of NuStar Energy L.P.	(9,185)	(18,996)	11,471	(53,257)
Plus cash distributions expected from NuStar Energy L.P.	24,140	21,871	69,770	64,856
Other (income) expense, net	(10,702)	(108)	(10,808)	557
Distributable cash flow	23,418	21,129	67,436	62,762
Less cash distributions expected from NuStar Energy L.P.	(24,140)	(21,871)	(69,770)	(64,856)
Distributions of equity in earnings of NuStar Energy L.P.	—	18,996	—	53,257
Net effect of changes in operating accounts	10,198	1,465	7,606	1,772
Net cash provided by operating activities	$9,476	$19,719	$5,272	$52,935